Exhibit 99.1
                                                  NEWS RELEASE

FOR IMMEDIATE RELEASE	Investor Contact: Michael Russell, IR@sixflags.com
https://investors.sixflags.com	Media Contact: Kristin Fitzgerald, kristin.fitzgerald@sixflags.com

SIX FLAGS ENTERTAINMENT CORPORATION REPORTS 2026 FIRST QUARTER RESULTS

•Season off to solid start with year-to-date attendance through the end of April up 4% on a same-park basis(4)
•Active pass base up 6% through the end of April on a same-park basis
CHARLOTTE, N.C. (May 7, 2026) -- Six Flags Entertainment Corporation (NYSE: FUN), the largest regional amusement park operator in North America, today announced its results for the first quarter ended March 29, 2026.
First Quarter 2026 Results
As compared to the first quarter of 2025:
•Net revenues increased 12% to $225.6 million.
•Attendance increased 4% to 2.9 million visits.
•Per capita spending(1) increased 6% to $69.26, reflecting effective ticket pricing initiatives, improved ticket mix, and higher guest spending on food and beverage.
•Net loss attributable to Six Flags Entertainment Corporation totaled $269 million, as compared to a loss of $220 million.
•Adjusted EBITDA(2) loss for the quarter was $123 million, a $48 million improvement from $171 million.
•Operating days totaled 369, a decrease from 393 operating days.
CEO Commentary
“We delivered meaningful year-over-year improvement in the first quarter driven by higher attendance, increased guest spending, and disciplined execution,” said John Reilly, Six Flags President and CEO. “Despite the seasonally low first quarter operating profile of our business, these results demonstrate the resiliency of our operating model and the progress we are making executing against our strategic priorities. Although it is still early in the season, demand trends in the second quarter are encouraging. We are seeing positive early response to changes in our
Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2026 FIRST QUARTER RESULTS
May 7, 2026

season pass and membership offerings, including expanded regional access to more parks on certain products, which we believe are supporting increased guest engagement and a more favorable product mix.”
Reilly continued, “Our objective for 2026 is to capitalize on our learnings and the improvements we have implemented over the past year to build on our momentum and progress. We have positioned our parks well to capture peak season demand through new entertainment offerings and a relentless focus on operational excellence to improve the guest experience. We remain mindful of broader macroeconomic factors, the narrow operating windows that shape our business, weather and holiday timing variability, and the potential for a more promotional environment in season pass and membership sales to create pressure on admissions yield and mix. We also recognize that rebuilding and sustaining the active pass base will remain important as we move through the balance of the selling season.
Reilly concluded, “Even with the encouraging start to the year, our most important operating periods are ahead. We are excited to build on our momentum, particularly as we enter the 2026 summer season.”
Summarized First Quarter Results
Please note: Six Flags typically operates at a Net Loss and Adjusted EBITDA loss in the first quarter because most of its seasonal parks are closed.
During the first quarter of 2026, the Company entertained approximately 2.9 million guests, and generated net revenues of $225.6 million, a net loss of $268.6 million, and an Adjusted EBITDA loss of $123.0 million. Attendance for the first quarter increased by approximately 105,000 guests, or 4%, compared to the first quarter of 2025, despite 24 fewer operating days. The decrease in operating days was driven in large part by the removal of four winter holiday events in 2025, which resulted in 15 fewer days in early January of 2026 compared to January of 2025. Excluding the contribution of the incremental days in January of 2025, attendance in the first quarter of 2026 would have been up 7% compared to the prior year quarter. In year-over-year comparisons, 2026 first quarter attendance benefited from favorable operating conditions, particularly on the West Coast, a larger active pass base, the earlier timing of this year’s Easter and Spring Break holidays, and the earlier timing of the Knott’s Berry Farm Boysenberry Festival.
The $23.6 million increase in net revenues, compared with the first quarter of 2025, was the result of solid growth in attendance, as well as improved per capita spending and higher out-of-park revenues. The increase in per capita spending reflects a 3% increase in admissions per capita spending and a 10% improvement in in-park product per capita spending. The increase in admissions per capita spending in the quarter reflects the positive impact of changes in pricing and product structure, as well as a favorable shift in ticket sales to higher priced products. The Company also saw encouraging early response to updates in its pass and membership offerings, which contributed to a more favorable season pass product mix during the quarter. The increase in in-park product per capita spending was driven by higher guest spending on food and beverage items and merchandise
Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2026 FIRST QUARTER RESULTS
May 7, 2026

during the first quarter this year. The higher guest spending in these areas reflects the success of the Company’s continued investments to expand and upgrade its food and beverage offerings and its retail centers across the parks.
Operating costs and expenses in the first quarter of 2026 decreased $50.4 million, or 12%, compared to the first quarter last year, reflecting an increased focus on delivering more cost efficiencies. A $32.6 million decrease in first quarter operating expenses was driven by planned reductions in full-time wages (down $15.2 million), maintenance costs (down $9.5 million), and operating supplies (down $8.2 million). A $17.5 million decrease in first quarter SG&A expenses was driven primarily by planned reductions in full-time headcount and wages.
Balance Sheet and Liquidity Highlights
As of Mar. 29, 2026, the Company reported the following:
Deferred revenues, including amounts classified as held for sale, totaled $381 million compared with $374 million on Mar. 30, 2025. The 2% increase in deferred revenues was largely attributable to higher season pass and membership sales, as well as higher advanced single day sales and increased deposits on group events and catering.
Total Liquidity was $462 million, including cash and available borrowings under the Company’s revolving credit facility, compared to total liquidity of $241 million as of Mar. 30, 2025.
Net debt(3) totaled $5.27 billion, calculated as total debt of $5.39 billion (before debt issuance costs and acquisition fair value layers) less cash and cash equivalents of $117 million.
April Update
Results through the end of April, which normalizes for the timing shift between years of the Easter and Spring Break holidays, were solid. Through May 3, 2026, the Company entertained 5.7 million guests over 694 operating days on a year-to-date basis. This represents a 4% increase in attendance on a same-park basis compared to 5.4 million guests entertained over 722 operating days during the comparable year-to-date period in 2025.
During the month of April, sales of season passes and memberships were also solid and in line with expectations. The Company was encouraged by early response to enhancements in its pass and membership offerings, including expanded benefits and access to more parks for certain products. As of May 3, 2026, the Company’s active pass base totaled approximately 5 million units, up 6% on a same-park basis compared to the same time last year.
Leadership Transition
In a separate news release issued today, Six Flags announced the appointment of Amy Martin Ziegenfuss as Chief Marketing Officer and Christopher Bennett as Chief Legal and Compliance Officer, effective by June 3, 2026, and
Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2026 FIRST QUARTER RESULTS
May 7, 2026

the appointment of Dave Hoffman as interim finance lead. The full release can be found on the Six Flags Investors website at https://investors.sixflags.com under the tabs News / Press Releases.
Conference Call
As previously announced, Six Flags Entertainment Corporation will host a conference call with analysts starting at 8 a.m. ET today, May 7, 2026, to discuss its recent financial results. Participants on the call will include Six Flags President and CEO John Reilly, Brian Witherow, and Chief Accounting Officer Dave Hoffman.
Investors and all other interested parties can access a live, listen-only audio webcast of the call on the Six Flags Investors website at https://investors.sixflags.com under the tabs Investor Information / Events & Presentations. Those unable to listen to the live webcast can access a recorded version of the call on the Six Flags Investors website at https://investors.sixflags.com under Investor Information / Events and Presentations, shortly after the live call’s conclusion.
A digital recording of the conference call will be available for replay by phone starting at approximately 1 p.m. ET on Thursday May 7, 2026, until 11:59 p.m. ET on Wednesday May 14, 2026. To access the phone replay in North America please dial (800) 770-2030; from international locations please dial +1 (609) 800-9909, followed by Conference ID 3720518.
About Six Flags Entertainment Corporation
Six Flags Entertainment Corporation (NYSE: FUN) is North America’s largest regional amusement-resort operator with 21 amusement parks, 14 water parks and eight resort properties across 13 states in the U.S., Canada and Mexico. Focused on its purpose of making people happy, Six Flags provides fun, immersive and memorable experiences to millions of guests every year with world-class coasters, themed rides, thrilling water parks, resorts and a portfolio of beloved intellectual property such as Looney Tunes®, DC Comics® and PEANUTS®.
Footnotes:
(1) Per capita spending, admissions per capita spending, in-park product per capita spending, and out-of-park revenues are non-GAAP financial measures. See the attached reconciliation table and related footnote for the calculation of these metrics. These metrics are used by management as major factors in significant operational decisions as they are primary drivers of financial and operational performance, measuring demand, pricing, and consumer behavior.
(2) Adjusted EBITDA is not a measurement computed in accordance with GAAP. Management believes Adjusted EBITDA is a meaningful measure of park-level operating profitability and uses it for measuring returns on capital investments, evaluating potential acquisitions, determining awards under incentive compensation plans, and calculating compliance with certain loan covenants. For additional information regarding Adjusted EBITDA, including how the Company defines and uses this measure, see the attached reconciliation table and related footnotes.
(3) Net debt is a non-GAAP financial measure. See the attached reconciliation table and related footnote for the calculation of net debt. Net debt is used by the Company and investors to monitor leverage, and management believes it is meaningful for this purpose.
(4) Same-park basis excludes the combined contributions of the following parks: Worlds of Fun, Michigan's Adventure, Valleyfair, Six Flags Great Escape, Schlitterbahn Waterpark Galveston, Six Flags St. Louis, Six Flags La Ronde and the
Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2026 FIRST QUARTER RESULTS
May 7, 2026

former combination amusement and water park located in Bowie, Maryland. See the attached tables for additional information.
Forward-Looking Statements
Some of the statements contained in this news release that are not historical in nature are forward-looking statements within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements as to our expectations, beliefs, goals and strategies regarding the future. Words such as “anticipate,” “believe,” “create,” “expect,” “future,” “guidance,” “intend,” “plan,” “potential,” “seek,” “synergies,” “target,” “will,” “would,” similar expressions, and variations or negatives of these words identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. These forward-looking statements may involve current plans, estimates, expectations and ambitions that are subject to risks, uncertainties and assumptions that are difficult to predict, may be beyond our control and could cause actual results to differ materially from those described in such statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct, that our growth and operational strategies will achieve the target results. Important risks and uncertainties that may cause such a difference and could adversely affect attendance at our parks, our future financial performance, and/or our growth strategies, and could cause actual results to differ materially from our expectations or otherwise to fluctuate or decrease, include, but are not limited to: failure to realize the anticipated benefits of the Merger, including difficulty in integrating the businesses of legacy Six Flags and legacy Cedar Fair; failure to realize the expected amount and timing of cost savings and operating synergies related to the Merger; failure to realize the expected amount and timing of benefits related to the sale of parks and undeveloped land; adverse weather conditions; general economic, political and market conditions, including global trade; the impacts of pandemics or other public health crises, including the effects of government responses on people and economies; competition for consumer leisure time and spending or other changes in consumer behavior or sentiment for discretionary spending; unanticipated construction delays or increases in construction or supply costs; changes in capital investment plans and projects; anticipated tax treatment, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management, expansion and growth of the Company’s operations; the impact of any potential shareholder activism; failure to attract, motivate and retain qualified domestic and international employees and key personnel; legislative, regulatory and economic developments and changes in laws, regulations, and policies affecting the Company; acts of terrorism or outbreak or escalation of war, hostilities, civil unrest, and other political or security disturbances; and other risks and uncertainties we discuss under the heading “Risk Factors” within our Annual Report on Form 10-K and in the other filings we make from time to time with the Securities and Exchange Commission. Readers are urged not to place
Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2026 FIRST QUARTER RESULTS
May 7, 2026

undue reliance on these forward-looking statements, which speak only as of the date of this document and are based on information currently and reasonably known to us. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after publication of this news release.
This news release and prior releases are available under the News tab at https://investors.sixflags.com
- more -
(financial tables follow)
Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2026 FIRST QUARTER RESULTS
May 7, 2026

SIX FLAGS ENTERTAINMENT CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)

	Three months ended
	March 29, 2026	March 30, 2025
Net revenues:
Admissions	$113,500	$106,761
Food, merchandise and games	78,264	65,848
Accommodations, extra-charge products and other	33,863	29,448
	225,627	202,057
Costs and expenses:
Cost of food, merchandise, and games revenues	21,287	21,601
Operating expenses	266,893	299,479
Selling, general and administrative	73,295	90,785
Depreciation and amortization	107,349	102,330
Loss on retirement of fixed assets, net	2,435	8,098
Loss on impairment of goodwill and other intangibles	38,640	—
Loss on disposal group	27,971	—
Loss on other assets	—	791
	537,870	523,084
Operating loss	(312,243)	(321,027)
Interest expense, net	94,928	87,035
Loss on early debt extinguishment	4,053	—
Other expense (income), net	5,739	(1,584)
Loss before taxes	(416,963)	(406,478)
Benefit for taxes	(148,363)	(186,760)
Net loss	(268,600)	(219,718)
Net loss attributable to non-controlling interests	—	—
Net loss attributable to Six Flags Entertainment Corporation	$(268,600)	$(219,718)

SIX FLAGS ENTERTAINMENT CORPORATION
UNAUDITED CONSOLIDATED BALANCE SHEET DATA
(In thousands)

	March 29, 2026	March 30, 2025
Cash and cash equivalents	$116,510	$61,512
Total assets	$7,708,879	$9,163,917
Long-term debt, including current maturities:
Revolving credit loans	$444,566	$609,003
Term debt	1,461,737	978,527
Notes	3,449,224	3,660,036
	$5,355,527	$5,247,566
Equity	$279,226	$1,833,780

Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2026 FIRST QUARTER RESULTS
May 7, 2026

SIX FLAGS ENTERTAINMENT CORPORATION
RECONCILIATION OF MODIFIED EBITDA AND ADJUSTED EBITDA
(In thousands)

	Three months ended
	March 29, 2026	March 30, 2025
Net loss	$(268,600)	$(219,718)
Interest expense, net	94,928	87,035
Benefit for taxes	(148,363)	(186,760)
Depreciation and amortization	107,349	102,330
EBITDA	(214,686)	(217,113)
Loss on early debt extinguishment	4,053	—
Non-cash foreign currency loss (gain)	5,139	(2,214)
Non-cash equity compensation expense	3,772	17,076
Loss on retirement of fixed assets, net	2,435	8,098
Loss on impairment of goodwill and other intangibles	38,640	—
Loss on disposal group	27,971	—
Loss on other assets	—	791
Costs related to the merger (1)	4,914	15,640
Other (2)	4,723	6,932
Modified EBITDA (3)	(123,039)	(170,790)
Net income attributable to non-controlling interests	—	—
Adjusted EBITDA (3)	$(123,039)	$(170,790)

(1)    Consists of integration costs related to the merger, including third-party consulting costs, costs to integrate information technology systems, integration team salaries and benefits, retention bonuses, maintenance costs to update Former Six Flags parks to Cedar Fair standards and certain legal costs. These costs are added back to net loss to calculate Modified EBITDA and Adjusted EBITDA as defined in the Company's credit agreement.

(2)    Consists of certain costs as defined in the Company's credit agreement. These costs are added back to net loss to calculate Modified EBITDA and Adjusted EBITDA and include certain legal and consulting expenses; severance costs; cost of goods sold recorded to align inventory standards following the Mergers; certain costs at a combined amusement and water park located in Bowie, Maryland since its closure; Mexican VAT taxes on intercompany activity; and contract termination costs. This balance also includes unrealized gains and losses on pension assets and short-term investments.

(3)    Modified EBITDA represents earnings before interest, taxes, depreciation, amortization, other non-cash items, and adjustments as defined in the Company's credit agreement. Adjusted EBITDA represents Modified EBITDA less net loss attributable to non-controlling interests. Management includes both measures to disclose the effect of non-controlling interests. Management believes Modified EBITDA and Adjusted EBITDA are meaningful measures of park-level operating profitability, and uses them for measuring returns on capital investments, evaluating potential acquisitions, determining awards under incentive compensation plans, and calculating compliance with certain loan covenants. Adjusted EBITDA is widely used by analysts, investors and comparable companies in the industry to evaluate operating performance on a consistent basis, as well as more easily compare results with those of other companies in the industry. Modified EBITDA and Adjusted EBITDA are provided as supplemental measures of the Company's operating results and are not intended to be a substitute for operating income, net income or cash flows from operating activities as defined under generally accepted accounting principles. In addition, Modified EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2026 FIRST QUARTER RESULTS
May 7, 2026

SIX FLAGS ENTERTAINMENT CORPORATION
CALCULATION OF NET DEBT
(In thousands)

March 29, 2026
Long-term debt, including current maturities	$5,355,527
Plus: Debt issuance costs and original issue discount	55,675
Less: Acquisition fair value layers	(22,822)
Less: Cash and cash equivalents	(116,510)
Net debt (1)	$5,271,870
(1)    Net debt is a non-GAAP financial measure used by investors to monitor leverage. The measure may not be comparable to similarly titled measures of other companies.

SIX FLAGS ENTERTAINMENT CORPORATION
KEY OPERATIONAL MEASURES
(In thousands, except per capita and operating day amounts)

	Three months ended
	March 29, 2026	March 30, 2025
Attendance	2,923	2,818
Per capita spending (1)	$69.26	$65.40
Admissions per capita spending (1)	$38.82	$37.72
In-park product per capita spending (1)	$30.44	$27.68
Out-of-park revenues (1)	$28,799	$23,916
Operating days	369	393

(1)    Per capita spending is calculated as revenues generated within the Company's amusement parks and separately gated outdoor water parks along with related parking revenues and online transaction fees charged to customers (in-park revenues), divided by total attendance. Admissions per capita spending is calculated as revenues generated for admission to the Company's amusement parks and separately gated water parks along with related parking revenues and online transaction fees charged to customers (in-park admissions revenues) divided by total attendance. In-park product per capita spending is calculated as all other revenues generated within the Company's amusement parks and separately gated water parks, including food and beverage, merchandise, games and extra-charge offerings (in-park product revenues) divided by total attendance. Out-of-park revenues are defined as revenues from resorts, out-of-park food and merchandise locations, sponsorships, international agreements and all other out-of-park operations. Beginning in the fourth quarter of 2025, the Company renamed in-park per capita spending to per capita spending and renamed per capita spending on in-park products to in-park product per capita spending. The methodology for calculating these metrics remains unchanged, and therefore any previously reported metrics that are renamed to corresponding metrics remain unchanged.

In-park revenues, per capita spending, in-park admissions revenues, admissions per capita spending, in-park product revenues, in-park product per capita spending, and out-of-park revenues are non-GAAP measures. These metrics are used by management as major factors in significant operational decisions as they are primary drivers of financial and operational performance, measuring demand, pricing, and consumer behavior. A reconciliation of in-park revenues, including in-park admissions revenues and in-park product revenues, and out-of-park revenues to net revenues for the periods presented is in the table below.

	Three months ended
	March 29, 2026	March 30, 2025
In-park admissions revenues	113,441	106,311
In-park product revenues	88,977	78,004
In-park revenues	202,418	184,315
Out-of-park revenues	28,799	23,916
Concessionaire remittances	(5,590)	(6,174)
Net revenues	$225,627	$202,057
Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2026 FIRST QUARTER RESULTS
May 7, 2026

SIX FLAGS ENTERTAINMENT CORPORATION
SELECTED 2025 QUARTERLY AND ANNUAL FINANCIAL AND OTHER DATA
FOR THE CONSOLIDATED COMPANY AND FOR SPECIFIED PARKS
WITH RELATED RECONCILIATION OF ADJUSTED EBITDA
(In millions, except operating days)

The below table includes selected quarterly and annual financial and other data for fiscal 2025: (1) for the consolidated company (or the "Consolidated Company"); and (2) on a combined basis, for Worlds of Fun, Michigan's Adventure, Valleyfair, Six Flags Great Escape, Schlitterbahn Waterpark Galveston, Six Flags St. Louis, Six Flags La Ronde and the former combination amusement and water park located in Bowie, Maryland (together, the "Specified Parks"). In March 2026, the Company entered into definitive agreements to sell these parks to EPR Properties with the exception of the former combination amusement park and water park located in Bowie, Maryland. For that Bowie, Maryland property, the Company closed the park following the end of the 2025 operating season and announced it had entered into a purchase agreement to sell the property in April 2026.

	Three months ended				Twelve months ended
	March 30, 2025	June 29, 2025	September 28, 2025	December 31, 2025	December 31, 2025
Consolidated Company Data
Attendance	3	14	21	9	47
Net revenue	$202	$930	$1,318	$650	$3,100
Net (loss) income	$(220)	$(75)	$(1,163)	$(91)	$(1,549)
Adjusted EBITDA	$(171)	$243	$555	$165	$792
Operating days	393	1,993	2,573	779	5,738

Specified Parks Data
Attendance	—	1	3	1	5
Net revenue	$6	$86	$161	$37	$290
Net (loss) income	$(39)	$(13)	$37	$(19)	$(34)
Adjusted EBITDA	$(28)	$9	$67	$(1)	$47
Operating days	—	334	505	77	916
As disclosed above, Modified EBITDA represents earnings before interest, taxes, depreciation, amortization, other non-cash items, and adjustments as defined in the Company's credit agreement. Adjusted EBITDA represents Modified EBITDA less net loss attributable to non-controlling interests. Management believes Modified EBITDA and Adjusted EBITDA are meaningful measures of park-level operating profitability, and uses them for measuring returns on capital investments, evaluating potential acquisitions, determining awards under incentive compensation plans, and calculating compliance with certain loan covenants. Adjusted EBITDA is widely used by analysts, investors and comparable companies in the industry to evaluate operating performance on a consistent basis, as well as more easily compare results with those of other companies in the industry. Modified EBITDA and Adjusted EBITDA are provided as supplemental measures of the Company's operating results and are not intended to be a substitute for operating income, net income or cash flows from operating activities as defined under generally accepted accounting principles. In addition, Modified EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2026 FIRST QUARTER RESULTS
May 7, 2026

SIX FLAGS ENTERTAINMENT CORPORATION
SELECTED 2025 QUARTERLY AND ANNUAL FINANCIAL AND OTHER DATA
FOR THE CONSOLIDATED COMPANY AND FOR SPECIFIED PARKS
WITH RELATED RECONCILIATION OF ADJUSTED EBITDA - CONTINUED
(In millions)
The below table reconciles Adjusted EBITDA to Net (Loss) Income for the Consolidated Company and for the Specified Parks for fiscal year 2025 and for each fiscal quarter of 2025.

	Three months ended				Twelve months ended
	March 30, 2025	June 29, 2025	September 28, 2025	December 31, 2025	December 31, 2025
Consolidated Company Reconciliation
Net loss	$(220)	$(75)	$(1,163)	$(91)	$(1,549)
Interest expense, net	87	92	91	90	360
(Benefit) provision for taxes	(187)	76	(38)	(15)	(164)
Depreciation and amortization	102	135	128	121	486
EBITDA	(218)	228	(982)	105	(867)
Non-cash foreign currency (gain) loss	(2)	(20)	7	(8)	(23)
Non-cash equity compensation expense	17	9	15	23	64
Loss on retirement of fixed assets, net	8	11	3	19	41
Loss on impairment of goodwill and other intangibles	—	—	1,518	—	1,518
Loss on other assets	1	—	—	—	1
Costs related to the merger (1)	16	11	10	12	49
Other (2)	7	29	9	14	59
Modified EBITDA	(171)	268	580	165	842
Net income attributable to non-controlling interests	—	25	25	—	50
Adjusted EBITDA	$(171)	$243	$555	$165	$792

Specified Parks Reconciliation
Net (loss) income	$(39)	$(13)	$37	$(19)	$(34)
Depreciation and amortization	10	17	21	15	63
EBITDA	(29)	4	58	(4)	29
Loss on retirement of fixed assets, net	1	1	(1)	1	2
Loss on impairment of goodwill and other intangibles	—	—	8	—	8
Costs related to the merger (1)	—	1	1	—	2
Other (2)	—	3	1	2	6
Modified EBITDA	(28)	9	67	(1)	47
Net income attributable to non-controlling interests	—	—	—	—	—
Adjusted EBITDA	$(28)	$9	$67	$(1)	$47
(1)    Consists of third-party legal and consulting transaction costs, as well as integration costs related to the merger. Integration costs include third-party consulting costs, costs to integrate information technology systems, integration team salaries and benefits, retention bonuses, maintenance costs to update legacy Six Flags parks to legacy Cedar Fair standards and certain legal costs. These costs are added back to net (loss) income to calculate Modified EBITDA and Adjusted EBITDA as defined in the Company's credit agreement.
Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2026 FIRST QUARTER RESULTS
May 7, 2026

(2)    Consists of certain costs as defined in the Company's credit agreement. These costs are added back to net (loss) income to calculate Modified EBITDA and Adjusted EBITDA and include severance and related employer taxes and benefits; certain legal and consulting expenses; enacted cost savings initiatives related to overhead and administrative costs incurred by legacy Six Flags, specifically for insurance premiums, legal costs and information technology costs; run-rate costs at the combination amusement and water park located in Bowie, Maryland since its closure; repairs for unusual weather events; Mexican VAT taxes on intercompany activity; cost of goods sold recorded to align inventory standards following the merger; administrative payments related to the Partnership Parks; and contract termination costs. This balance also includes unrealized gains and losses on pension assets and short-term investments.
Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700